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                                                                    Exhibit 99.1


EDITORIAL CONTACT:                                   PRGP42SN143L

Michele Drake
+1 650 752 5296
michele_drake@agilent.com


INVESTOR CONTACT:

Hilliard Terry
+1 650 752 5329
hilliard_terry@agilent.com


           Agilent Technologies Announces Proposed Private Offering of
                         Senior Convertible Debentures

     PALO ALTO, Calif., Nov. 15, 2001 -- Agilent Technologies Inc. (NYSE: A) today announced that it intends, subject to market and other conditions, to sell approximately $1 billion principal amount of Senior Convertible Debentures due 2021 through a private offering. Agilent stated that it expects the terms of the offering to include an option for up to an additional $150 million principal amount of debentures. The offering will be made only to qualified institutional buyers. Agilent stated that it intends to use the net proceeds of the offering for working capital and general corporate purposes, including to fund potential acquisitions and restructuring costs.

     Agilent expects that the debentures will be redeemable at the company's option beginning in December 2004 and that the holders of the debentures will have the ability to require Agilent to repurchase the debentures, in whole or in part, on specified dates in 2006, 2011 and 2016. Agilent expects that the holders of the debentures will have the ability to require Agilent to repurchase the debentures in the event that Agilent undergoes a change in control. Agilent anticipates that the debentures will be convertible into shares of its common stock.

     The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: Agilent's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Agilent's intention to raise proceeds through the offering and sale of senior convertible debentures, the intended use of proceeds and the anticipated terms of such debentures. There can be no assurance that Agilent will complete the offering on the anticipated terms or at all. Agilent's ability to complete the offering will depend, among other things, on market conditions. In addition, Agilent's ability to complete this offering and Agilent's business are subject to the risks described in the Company's filings with the Securities and Exchange Commission.